Exhibit 10.1

[FORM OF SIDE LETTER]

April 30, 2018

To:    Purchasers of Series A 20% Convertible Preferred Stock

Reference is made to the Securities Purchase Agreement, dated as of March 7, 2018 (the “Purchase Agreement”), by and among SELLAS Life Sciences Group, Inc. (the “Company”) and the holders signatory thereto, including the holder signatory to this letter (the “Holder”). All capitalized terms not otherwise defined herein shall have such meaning as defined in the Purchase Agreement.

The Company hereby acknowledges that a closing condition in Section 2.3 of the Purchase Agreement may be deemed not satisfied. For the avoidance of a doubt and in the interest of consummating the Second Closing in a timely manner under the Purchase Agreement, the Company and the Holder hereby agree to this side letter. In connection therewith, the Holder agrees to consummate the Second Closing by funding its Subscription Amount for the Second Closing within one (1) Trading Day from the date of receipt of this side letter. This side letter shall not constitute a waiver of any r provisions of the Purchase Agreement.

As partial consideration for this side letter , the Company agrees to (i) file a registration statement registering for resale all of the Underlying Shares issuable upon exercise in full of all Warrants, issued and issuable to the Holder pursuant to the Purchase Agreement, or conversion in full of all shares of Preferred Stock, issued and issuable to the Holder pursuant to the Purchase Agreement (such Underlying Shares, the “Registrable Securities”), within fourteen (14) days following the date hereof (such date, the “Filing Date” and such registration statement, the “Resale Registration Statement”), (ii) use best efforts to have the Resale Registration Statement declared effective by the Commission within 30 days from the Filing Date (the “Effective Date”) and (iii) not file any other registration statements (other than a Registration Statement in connection with the Qualified Offering which may be filed on or after the Effective Date (provided, that, if the Resale Registration Statement has not been declared effective the Company shall have used best efforts to have such Resale Registration Statement declared effective by the Commission and that such Registration Statement shall not be declared effective by the Commission prior to the Resale Registration Statement) until all of the Registrable Securities are registered for resale pursuant to the Resale Registration Statement that is declared effective by the Commission.

Additionally, from the date hereof until the earlier of (i) the date that the Company or any Subsidiary enters into any agreement to issue or announces the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents or (ii) the date of the first Trigger Date (as defined in the Certificate of Designation, the Holder agrees to not sell any Conversion Shares at an effective per share price less than $5.50 (subject to adjustment for forward and reverse stock splits and the like).

[signature pages follow]

SELLAS LIFE SCIENCES GROUP, INC.

By:
Name:     Angelos M. Stergiou, MD, ScD h.c.
Title: President and Chief Executive Officer

Acknowledged and agreed:

[HOLDER]

By:
Name:
Title: